Exhibit 16.1

Aidman, Piser & Company
Certified Public Accountants
    & Business Advisors
401 East Jackson Street, Suite 3400
Tampa, Florida 33602

August 5, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Calton, Inc. and Subsidiaries (the “Company”).  We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated August 5, 2008 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Aidman, Piser & Company, P.A.